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                                                                 EXHIBIT 99.1

[Cenveo(TM) logo]

                                                                 NEWS RELEASE


                  CENVEO SENDS LETTER TO BANTA CORPORATION
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STAMFORD, CT - (SEPTEMBER 5, 2006) - Cenveo, Inc. (NYSE: CVO) today announced that it had sent the following letter to Banta Corporation (NYSE:
BN):


September 5, 2006


Ms. Stephanie A. Streeter
Chairman, President and Chief Executive Officer
Banta Corporation
225 Main Street
Menasha, WI 51952

Dear Ms. Streeter:

I was disappointed to read your letter of August 16, 2006. Your advisors and Board did not do their homework if you believe that Cenveo's proposal was "a highly conditional and ambiguous overture." You and your advisors have no idea who we are and that we always deliver results for our investors. Because of the negative comments you made about our offer and me in your August 16th, letter I am bringing your shareholders and our shareholders up-to-date on our proposal and address the purported questions raised in your letter. As I mentioned in my prior letter to you, I believe a combination of Banta and Cenveo is compelling, and clearly in the best interest of both companies' shareholders and employees. The combined company will maintain a balanced portfolio of print and print related services enabling it to compete more efficiently in the industry and provide even better service to its customers. I would like to meet with you on the purchase of Banta at our offer price. I have no intent in telling you and the printing industry our business plan to improve Banta's results. These meetings end up discussing who keeps their jobs and potential layoffs. I do not plan to meet with you to discuss these matters where you can then tell me the company is not for sale. I remain committed to seeing this transaction through to its ultimate fruition, and as such, would like to take this opportunity to address the conditions you identified in Cenveo's proposal that purport to give you cause for concern:

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o   Financing -- I stated on our conference call that this is not an issue, and that multiple sources of financing are readily available to Cenveo that will allow us to effect an all-cash acquisition of Banta. Having said that, in an effort to convey the seriousness of our proposal and alleviate any concerns on your part, we have obtained a commitment from Lehman Brothers and Wachovia to provide financing to allow us to
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    complete the acquisition of all of Banta's outstanding shares. We are
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    certain that the commitment removes any purported concerns you might have about our ability to finance the transaction.

o Due Diligence -- We remain extremely comfortable with Banta's public filings, and believe that they portray a full and accurate picture of Banta's current position. In case you misunderstood our prior letter relating to due diligence, I wanted to clearly let you know that the only thing we need to do is to complete our confirmatory due diligence, which we believe can be done over a few days simultaneously with the negotiation of a definitive merger agreement.

o Definitive Merger Agreement -- I continue to believe that negotiation of a merger agreement that reflects terms customary to a public company acquisition will in no way act as an impediment to effecting such a transaction, and that your Board's concern over this "conditionality" in our proposal is entirely misplaced. We are prepared to immediately send to you a draft merger agreement that is modeled on a public company merger agreement in which your counsel represented a public company in an all-cash merger.

In summary, Cenveo remains convinced that a combination with Banta makes tremendous strategic and financial sense, so much so that we have decided to increase our proposal to acquire Banta to $47.00 per share. At a 38% premium to Banta's closing price on August 8th, our proposal represents an extremely attractive valuation for Banta's shareholders. I assume you realize that if we pull our $47.00 per share proposal your stock will go back to the mid to low $30 range. The only reason it is at today's range is because of our proposal to buy the company and our track record of delivering results for our shareholders. The Board needs to ask themselves if management can deliver $47.00 per share in value given industry conditions and the recent financial setbacks of the company. I believe that our fully financed, all
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cash proposal provides significantly more certainty of value when compared
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to Banta's long-term strategic plan, particularly when the execution risk of
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such a plan is considered. As you and your Board continue to focus on your
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fiduciary duties, it is my sincere hope that you will give this proposal careful consideration and come to the conclusion that it does indeed merit further discussion.

I am concerned that the leadership at Banta does not fully understand what is happening in the printing industry today. In order to be successful, a company must have substantial size, be willing to become the low cost provider, and provide quality service to the customer. The days of niche printing are over. Banta will continue to face large aggressive industry competitors who have reduced their cost structure and will be able to take customers away because of price. I believe that your recently announced
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$3 million cost savings plan for 2007 is a very weak attempt at fixing a large
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and growing problem.
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I believe that Banta needs to at least reduce their fixed cost by tens of million of dollars to be competitive in today's print environment.

I continue to believe that Banta is a quality company that faces many issues that only a seasoned printing executive can understand. I believe that I have without a doubt the most successful printing management team in this industry and together we can create a print powerhouse that will be better positioned to compete in the printing marketplace. Our skill set of reducing expenses and delivering results is the perfect solution for Banta's future success, and a extremely favorable outcome for Banta's shareholders. The completion of this transaction remains my highest priority, and my team and I are ready to begin the process of bringing it to a successful conclusion at your earliest convenience. You should also be fully aware that I do not start an acquisition process unless I feel it is best for all shareholders, and one that we can successfully complete. I look forward to your timely response to our fully financed $47 per share offer. Thank you.

Sincerely,

CENVEO, INC.

By: /s/ Robert G. Burton, Sr.
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    Robert G. Burton, Sr.
    Chairman and CEO




cc: Jameson Adkins Baxter
    John F. Bergstrom
    Henry T. DeNero
    David T. Gibbons
    Janel S. Haugarth
    Pamela J. Moret
    Paul C. Reyelts
    Ray C. Richelsen
    Michael J. Winkler
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CENVEO, INC. (NYSE: CVO - NEWS), http://www.cenveo.com, IS ONE OF NORTH
AMERICA'S LEADING PROVIDERS OF PRINT AND VISUAL COMMUNICATIONS WITH ONE-STOP SERVICES FROM DESIGN THROUGH FULFILLMENT. THE COMPANY'S BROAD PORTFOLIO OF SERVICES AND PRODUCTS INCLUDE, COMMERCIAL PRINTING, ENVELOPES, LABELS AND BUSINESS DOCUMENTS THROUGH A NETWORK OF OVER 80 PRODUCTION, FULFILLMENT AND DISTRIBUTION FACILITIES THROUGHOUT NORTH AMERICA.

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Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Those assumptions, risks and uncertainties include, without limitation: (1) uncertainties regarding future growth and our ability to successfully integrate acquisitions: (2) substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (3) indebtedness imposing significant restrictions on our business; (4) additional indebtedness exacerbating the above factors;
(5) debt instruments providing cross defaults causing all debt to become due and payable as a result of a default under an unrelated debt instrument; (6) our history of losses and uncertain return to consistent profitability; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services;
(9) increases in paper costs and decreases in its availability; (10) availability of alternative delivery media; (11) intense competition; (12) supply, availability, and costs of raw materials and components; (13) fires or explosions at any of the Company's facilities; (14) environmental rules and regulations, non-compliance with which may expose the Company to adverse consequences; (15) acquisitions that might be unsuccessful; (16) contract pricing and timing of awards; (17) changing economic and political conditions in the U.S. and in other countries; (18) dependence on key management personnel; (19) customer product acceptance; (20) continued access to technical and capital resources; (21) availability of insurance coverage at acceptable terms; (22) changes in accounting or tax rules or pronouncements; (23) actual pension asset returns and assumptions regarding future returns, discount rates, and service costs; (24) changes in cost estimates related to restructuring or relocation of facilities; (25) the timing and extent of changes in interest rates; (26) access to capital markets and the costs thereof; (27) legal proceedings; and (28) other economic, political, and technological risks and uncertainties.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company's business. Additional information regarding these and other factors may be contained in the Parent's filings with the SEC. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.

These risks and uncertainties are set forth under Item 1 and Item 1A, Risk Factors, in Cenveo's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Cenveo's other SEC filings. A copy of the Annual Report is available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.

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